                                                                EXHIBIT 10.10

Share Price, RSR and ROCE Performance Goals

                                 PNC BANK CORP.
                       1997 LONG-TERM INCENTIVE AWARD PLAN

                                      * * *
                            INCENTIVE SHARE AGREEMENT

GRANTEE:

DATE OF GRANT:

INCENTIVE SHARES:

ADDITIONAL INCENTIVE SHARES (EQUALS 50% OF INCENTIVE SHARES):

         1. DEFINITIONS. Terms defined in the 1997 Long-Term Incentive Award Plan ("Plan") of PNC Bank Corp. ("Corporation") are used in this Agreement as defined in the Plan unless otherwise defined in this Agreement. In addition, except where the context otherwise indicates, the following definitions apply:

         1.1 "Award Date" means the first Business Day following the achievement of the Share Price Performance Goal, except as provided in Section 3.2. An Award Date shall in no event be a date later than the Termination Date.

         1.2 "Awarded Shares" mean any and all Incentive Shares and Additional Incentive Shares issued to the Grantee pursuant to Section 3.1(a), Section 3.1(b) or Section 3.2 of this Agreement.

         1.3 "Business Day" means any day when the New York Stock Exchange is open for business.

         1.4  "Cause" means:

         (a) the willful and continued failure of the Grantee to substantially perform the Grantee's duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Grantee by the Board or the Chief Executive Officer of the Corporation which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Grantee has not substantially performed the Grantee's duties; or

         (b) the willful engaging by the Grantee in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Corporation.

         For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of the Grantee, shall be considered "willful" unless it is done, or omitted to be done, by the Grantee in bad faith and without reasonable belief that the Grantee's action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon the instructions or prior approval of the Board, the Chief Executive Officer or the Grantee's superior or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Grantee in good faith and in the best interests of the Corporation. The cessation of employment of the Grantee shall not be deemed to be for

         Cause unless and until there shall have been delivered to the Grantee, as part of the notice of the Grantee's termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding that, in the good faith opinion of the Board, the Grantee is guilty of the conduct described in clause (a) or (b) above and specifying the particulars thereof in detail. Such resolution shall be adopted only after reasonable notice of such Board meeting is provided to the Grantee and the Grantee is given an opportunity, together with counsel, to be heard before the Board.

         1.5 "Change in Control" means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

         (a) any Person, excluding employee benefit plans of the Corporation, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Corporation representing twenty percent (20%) or more of the combined voting power of the Corporation's then outstanding securities, provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power shall not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

         (b) the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a "Fundamental Transaction") with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation's outstanding securities, (ii) the surviving entity's outstanding securities, or
         (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

         (c) the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation's assets;

         (d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation's shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

         (e) during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by the Corporation's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

         (f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of the Corporation shall not by itself constitute a "Change in Control."

         1.6  "CIC Failure" means the following:

         (a) with respect to a CIC Triggering Event described in Section 1.7(a), the Corporation's shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

         (b) with respect to a CIC Triggering Event described in Section 1.7(b), the proxy contest fails to replace or remove a majority of the members of the Board.

         1.7 "CIC Triggering Event" means the occurrence of either of the following:

         (a) the Board or the Corporation's shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section 1.5 hereof; or

         (b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

         1.8 "Coverage Period" means a period commencing on the earlier to occur of (a) the date of a CIC Triggering Event and (b) the date of a Change in Control, and ending on the date that is two years after the date of the Change in Control, provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event such Coverage Period shall terminate upon the earlier to occur of (i) the date of a CIC Failure and (ii) the date that is two years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period shall commence upon the earlier to occur of clauses (a) and (b) in the preceding sentence.

         1.9  "Good Reason" means

         (a) the assignment to the Grantee of any duties inconsistent in any respect with the Grantee's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to either the CIC Triggering Event or the Change in Control, or any other action by the Corporation which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Corporation promptly after receipt of notice thereof given by the Grantee;

         (b) a reduction by the Corporation in the Grantee's annual base salary as in effect on the Date of Grant as set forth above, as the same may be increased from time to time;

         (c) the Corporation's requiring the Grantee to be based at any office or location that is more than fifty (50) miles from the Grantee's office or location immediately prior to either the CIC Triggering Event or the Change in Control;

         (d) the failure by the Corporation (i) to continue in effect any bonus, stock option or other cash or equity-based incentive plan in which the Grantee participates immediately prior to either the CIC Triggering Event or the Change in Control that is material to the Grantee's total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) to continue the Grantee's participation in such plan (or in such substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of the Grantee's participation relative to other participants, as existed immediately prior to the CIC Triggering Event or the Change in Control; or

         (e) the failure by the Corporation to continue to provide the Grantee with benefits substantially similar to those received by the Grantee under any of the Corporation's pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans in which the Grantee was participating, at costs substantially similar to those paid by the Grantee, immediately prior to the CIC Triggering Event or the Change in Control.

         1.10 "Grant" means the total number of Incentive Shares and Additional Incentive Shares granted pursuant to Section 2 of this Agreement.

         1.11 "Median" means the position in the Peer Group below and above which there is an equal number of positions or if there is no one middle position, the two middle positions.

         1.12 "Median Range" means within three (3) positions (either direction) of the Peer Group Median.

         1.13 "Peer Group" means Banc One Corporation, BankAmerica Corporation, Bank of Boston Corporation, Bank of New York Company, Inc., Barnett Banks, Inc., Chase Manhattan Corporation, Corestates Financial Corp., First Chicago NBD Corporation, First Union Corporation, Fleet Financial Group, Inc., KeyCorp., Mellon Bank Corporation, National City Corporation, NationsBank Corporation, Norwest Corporation, SunTrust Banks, Inc., Wachovia Corporation, and Wells Fargo & Company. The Peer Group may be adjusted from time to time by the Committee to reflect mergers or consolidations or at any time at the discretion of the Committee.

         1.14 "Person" has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a "person" under
Section 13(d)(3) of the Exchange Act.

         1.15 "Restricted Period" means the period that begins on an Award Date and ends on the earlier to occur of (a) the second anniversary of the Award Date and (b) the day immediately preceding the date of termination of the Grantee's employment during a Coverage Period by the Corporation or a Subsidiary without Cause or by the Grantee for Good Reason.

         1.16 "ROCE" or "Return on Common Equity" means, with respect to each of the Corporation and members of the Peer Group, the annualized cumulative return on common equity for the period commencing January 1, 1997 through the last day of the calendar quarter immediately preceding the last day on which the Share Price Performance Goal is met or, for the purpose of Section 3.2, through the Termination Date. The Return on Common Equity of any Peer Group member and the Corporation may be adjusted to reflect significant nonrecurring items, including without limitation, merger-related charges or gains/losses on a sale of a business unit, as approved by the Committee. ROCE shall be expressed as a percent rounded to the nearest one-hundredths (e.g., 0.00%, with 0.005% being rounded upward to 0.01%).

         1.17 "ROCE Performance Goal" means the Corporation's ROCE is within the Median Range of the Peer Group or higher.

         1.18 "RSR" or "Relative Shareholder Return" means the cumulative total shareholder return with respect to the Corporation on the Common Stock and with respect to the other members of the Peer Group on a class of common stock registered under Section 12 of the Exchange Act. For each of the Corporation and members of the Peer Group, cumulative total shareholder return shall be calculated by dividing: (a) the sum of: (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the share price at the end and the beginning of the measurement period; by (b) the closing share price on December 31, 1996. The term "measurement period" shall be the period beginning at the "measurement point" established by the market close on December 31, 1996, and continuing through (and including) the market close on the last day on which the Share Price Performance Goal is met or, for the purpose of Section 3.2, the Termination Date. With respect to dividends, it should be assumed that dividends are reinvested into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable period. RSR shall be expressed as a percent rounded to the nearest one-hundredths (e.g., 0.00%, with 0.005% being rounded upward to 0.01%).

         1.19 "RSR Performance Goal" means the Corporation's RSR is within the Median Range of the Peer Group or higher.

         1.20 "Share Price Performance Goal" means the first consecutive 20 Business Day period that begins when the closing price of a share of Common Stock in the New York Stock Exchange composite transactions, as reported in The Wall Street Journal or other authoritative source, is $57.00 and during which period the cumulative average of the closing prices of a share of Common Stock in New York Stock Exchange composite transactions, as reported in The Wall Street Journal or other authoritative source, equals or exceeds $57.00.

         1.21 "Termination Date" means (and includes) December 31, 1999.

         2. GRANT OF INCENTIVE SHARES. Pursuant to Article 12 of the Plan and subject to the terms and conditions of this Agreement, the Corporation hereby grants to the Grantee named above that number of shares of Common Stock specified above as Incentive Shares and, subject to the proviso of Section 3.1(a) as well, that number of shares of Common Stock specified above as Additional Incentive Shares.

         3. TERMS OF GRANT. The Grant shall be subject to the following terms and conditions:

         3.1   On the Award Date,

         (a) the Corporation shall issue to the Grantee one hundred percent (100%) of the Incentive Shares if (1) the Share Price Performance Goal is achieved, and (2) (i) the ROCE Performance Goal is achieved and (ii) the RSR Performance Goal is achieved; provided, however, that, if the goals referred to in the foregoing clauses (1) and (2) are all achieved, (x) the Corporation shall also issue to the Grantee fifty percent (50%) of the Additional Incentive Shares if the Corporation's RSR is within the top five of the Peer Group, and/or (y) the Corporation shall also issue to the Grantee fifty percent (50%) of the Additional Incentive Shares if the Corporation's ROCE is within the top five of the Peer Group; or

         (b) the Corporation shall issue to the Grantee fifty percent (50%) of the Incentive Shares if the Share Price Performance Goal is achieved, but either or both of the ROCE Performance Goal and the RSR Performance Goal are not achieved.

         3.2 In the event that the Share Price Performance Goal has not been achieved on or before the Termination Date, on the Termination Date, the Corporation shall issue to the Grantee fifty percent (50%) of the Incentive Shares if both the Corporation's RSR and the Corporation's ROCE are within the top third of the Peer Group. If Incentive Shares are issued on the Termination Date pursuant to this Section 3.2, such date shall be referred to as the "Award Date".

         3.3 Except as provided in Section 10 as the result of the Committee's discretion in the event of the Grantee's retirement, death or total disability, Incentive Shares and Additional Incentive Shares shall not be issued unless the Grantee has been continuously employed by the Corporation or a Subsidiary for the period beginning on the Date of Grant through the Award Date.

         3.4 Awarded Shares shall be deposited with the Corporation or its designee during the term of the Restricted Period, unless released and reissued sooner as provided in Section 6 below, and any certificates representing such Awarded Shares shall contain the following legend:
         "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the PNC Bank Corp. 1997 Long-Term Incentive Award Plan and an Agreement entered into between the registered owner and PNC Bank Corp. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Corporate Secretary of PNC Bank Corp."

If a book-entry system is used with respect to Awarded Shares, appropriate notation of such forfeiture possibility and transfer restriction shall be made on the system with respect to the account or accounts to which the Awarded Shares are credited.

         3.5. If the Grantee has been continuously employed by the Corporation or a Subsidiary throughout the Restricted Period, the Awarded Shares deposited with the Corporation or its designee shall be released and reissued to the Grantee as soon as practicable following the end of the Restricted Period pursuant to Section 7 below.

         3.6 If the conditions specified in Section 3.1(a), Section 3.1(b) or
Section 3.2 are not met on or before the Termination Date, none of the Incentive Shares or Additional Incentive Shares shall be issued to the Grantee.

         3.7 In the event the Corporation is unable to make the ROCE and RSR calculations for the Peer Group and the Corporation on the Award Date, such calculations and any issuances of Awarded Shares shall be made as soon thereafter as practicable.

         4. RIGHTS AS SHAREHOLDER. Except as provided in Section 5 below, the Grantee shall have all the rights and privileges of a shareholder with respect to the Awarded Shares including, but not limited to, the right to vote the Awarded Shares and the right to receive dividends thereon. All such rights and privileges shall cease upon forfeiture of the Awarded Shares.

         5. PROHIBITIONS AGAINST SALE, ASSIGNMENT, ETC. The Grant, the Awarded Shares, the right to vote Awarded Shares and the right to receive dividends thereon may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered until (except with respect to the Grant) released by the Corporation to the Grantee pursuant to Section 7 below.

         6. FORFEITURE. In the event the Grantee's employment with the Corporation or a Subsidiary terminates prior to the lapse of a Restricted Period, all Awarded Shares shall be forfeited by the Grantee to the Corporation without payment of any consideration by the Corporation, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee shall thereafter have any further rights or interest in the Awarded Shares or the certificates representing the Awarded Shares. Notwithstanding the foregoing, in the event of the Grantee's death or total disability during a Restricted Period, all Awarded Shares will be released and reissued by the Corporation to the Grantee or his or her legal representative pursuant to Section 7 below. In the event of the Grantee's retirement during a Restricted Period, all Awarded Shares will be forfeited, unless the Committee determines that such Awarded Shares shall be released and reissued by the Corporation to the Grantee in light of the facts and circumstances applicable to the Grantee and the Corporation. When making such determination, the Committee may consider advice from its outside auditors that such termination of the Restricted Period would not prevent accounting for a business combination as a pooling of interests if such accounting treatment is desired by the Corporation.

         7. TERMINATION OF PROHIBITIONS. At the end of the Restricted Period and in the event of the Grantee's death, total disability or retirement during the periods described in Section 6 above (and subject to the Committee's discretion, if any, as described in such Section), the Corporation shall release and reissue the certificate representing such Awarded Shares without the legend referred to in Section 3.4 above and shall deliver such certificate to the Grantee or his or her legal representative.

         8. PAYMENT OF WITHHOLDING. The Grantee may satisfy any applicable federal, state or local income tax withholding requirements arising from the vesting (and, hence, reissuance) of Awarded Shares pursuant to this Agreement by payment of cash or through retention by the Corporation of Awarded Shares then to be reissued to the Grantee hereunder or by delivery to the Corporation of previously acquired shares of Common Stock. However, payment of any applicable federal, state or local income tax withholding requirements arising from a Code
Section 83(b) election shall be satisfied by payment of cash or by delivery to the Corporation of previously acquired shares of Common Stock.

         9. EMPLOYMENT. Neither the granting of the Incentive Shares or Additional Incentive Shares evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of the Corporation or any Subsidiary to employ the Grantee for any period or in any way alter the Grantee's status as an employee at will.

         10. TERMINATION. The Grant shall terminate upon the earlier to occur of the following: (a) the Termination Date; or (b) the termination of the Grantee's employment with the Corporation or a Subsidiary, unless such termination is due to Grantee's retirement, death or total disability and the Committee determines that such Grant shall continue to a date no later than the Termination Date in light of the facts and circumstances applicable to the Grantee.

         11. SUBJECT TO THE PLAN AND THE COMMITTEE. The Grant and this Agreement are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. If the Plan is not approved by the Corporation's shareholders at the Corporation's 1997 Annual Meeting, all references to the Plan shall mean the 1992 Long-Term Incentive Award Plan. In addition, the Grant and this Agreement are subject to any interpretations of or any rules and regulations issued by the Committee.

         IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf as of the Date of Grant.


ATTEST:                               PNC BANK CORP.

_____________________________         By ___________________________



Accepted and agreed to as of the Date of Grant set forth above.


                                      ______________________________
                                      Grantee